EXHIBIT T3E(4)

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re	:	Chapter 11
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MPM Silicones, LLC, et al.,[1]	:	Case No. 14-22503 (RDD)
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Debtors.	:	(Jointly Administered)
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Supplement, dated July 18, 2014, to

Disclosure Statement for Joint Chapter 11 Plan of Reorganization for Momentive

Performance Materials Inc. and its Affiliated Debtors, dated June 23, 2014

The following information supplements the disclosure provided in Article XII (Rights Offering Procedures) of the Disclosure Statement for Joint Chapter 11 Plan of Reorganization for Momentive Performance Materials Inc. and its Affiliated Debtors, dated June 23, 2014 (the “Disclosure Statement”). Capitalized terms used herein but not defined herein have the meanings given to such terms in the Disclosure Statement.

The Disclosure Statement provides that the number of shares of New Common Stock that constitute 1145 Rights Offering Shares is 7,656,521. While it is the Debtors’ good faith belief that it is highly unlikely that the Debtors will be required to pay a “make-whole” premium as part of the recovery to the holders of First Lien Notes and/or 1.5 Lien Notes, this 7,656,521 amount was calculated using certain assumptions regarding such “make-whole” premium in order to comply with applicable limitations under Section 1145 of the Bankruptcy Code.

However, due to the restrictions under Section 1145 of the Bankruptcy Code, the Debtors will only be able to issue an amount of shares under the Section 1145 Rights Offering which represents a cash contribution by participants that is less than the value of the Second Lien Notes Equity Distribution. Because the value of the Second Lien Notes Equity Distribution will be reduced in the event that the Debtors are required to pay a “make-whole” premium as part of the recovery to the holders of First Lien Notes and/or 1.5 Lien Notes, the amount of such payment may result in the Debtors not being able to issue the full 7,656,521 shares of New Common Stock under the Section 1145 Rights Offering due to the limitations applicable under Section 1145 of the Bankruptcy Code.

[1]	The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) Juniper Bond Holdings I LLC (9631); (ii) Juniper Bond Holdings II LLC (9692); (iii) Juniper Bond Holdings III LLC (9765); (iv) Juniper Bond Holdings IV LLC (9836); (v) Momentive Performance Materials China SPV Inc. (8469); (vi) Momentive Performance Materials Holdings Inc. (8246); (vii) Momentive Performance Materials Inc. (8297); (viii) Momentive Performance Materials Quartz, Inc. (9929); (ix) Momentive Performance Materials South America Inc. (4895); (x) Momentive Performance Materials USA Inc. (8388); (xi) Momentive Performance Materials Worldwide Inc. (8357); and (xii) MPM Silicones, LLC (5481). The Debtors’ executive headquarters are located at 260 Hudson River Road, Waterford, NY 12188.

To the extent the amount of the “make-whole” premium payment is such that the issuance of 7,656,521 shares of New Common Stock in the 1145 Rights Offering may not be permissible under Section 1145 of the Bankruptcy Code, the 7,656,521 shares of New Common Stock described in the Disclosure Statement as constituting the 1145 Rights Offering Shares will be reduced (a “Reduction”) such that the number of shares of New Common Stock that will constitute 1145 Rights Offering Shares will be equal to the quotient of (i) the value of the Second Lien Notes Equity Distribution (as determined by the Debtors on or prior to the Effective Date) minus $100, divided by (ii) $17.28 (such number of shares, the “Reduced 1145 Rights Offering Shares”).

In the event of a Reduction:

(1)	the total number of shares of New Common Stock by which 7,656,521 exceeds the Reduced 1145 Rights Offering Shares (such shares, the “Reallocated Shares”) shall be deemed to be “Unsubscribed Shares” for purposes of, and as defined in, the Backstop Commitment Agreement and each Backstop Party will purchase the portion of such Reallocated Shares that it is required to purchase under, and subject to the terms and conditions of, the Backstop Commitment Agreement;

(2)	the number of shares of New Common Stock that each holder of an Allowed Second Lien Note Claim as of the Record Date will be entitled to purchase in the 1145 Rights Offering will be reduced proportionately to give effect to the Reallocated Shares, and will be based on the Reduced 1145 Rights Offering Shares; provided, that, such holder’s pro rata participation right relative to all such holders will remain unchanged;

(3)	each holder of an Allowed Second Lien Note Claim as of the Record Date that participates in the 1145 Rights Offering and that desires to subscribe (as set forth in its duly executed and completed Beneficial Holder Subscription Form) for a number of shares of New Common Stock that exceeds the maximum number of shares permitted to be purchased after giving effect to clause (2) above will (a) be deemed to have subscribed for the maximum number of shares permitted to be purchased after giving effect to clause (2) above, and (b) receive a return, without interest, of the aggregate cash purchase price actually paid by such holder to the Subscription Agent in respect of the shares that were subscribed for but that were not permitted to be purchased after giving effect to clause (2) above;

(4)	each holder described in clause (3) above that is not a Backstop Party shall also be entitled to receive an amount in cash, payable on the Effective Date, equal to the product obtained by multiplying (i) $3.05[2] and (ii) the difference between (x) the

[2]	This amount reflects the 15% per share discount on the implied value of each share purchased by participants in the Rights Offerings.

number of shares of New Common Stock that such holder would have subscribed for in the 1145 Rights Offering had a Reduction not occurred and (y) the maximum number of shares permitted to be purchased after giving effect to clause (2) above, which payment shall be funded from the Debtors’ cash on hand and/or borrowings under the New ABL Facility;

(5)	the term “1145 Rights Offering Shares” as used in the Disclosure Statement shall be deemed to be the Reduced 1145 Rights Offering Shares as defined above; and

(6)	corresponding changes will be made to the Plan and/or Confirmation Order in order to reflect the above.